EXHIBIT 99.1

For Immediate Release

CRM Holdings, Ltd. Names Scardino Acting CEO

HAMILTON, Bermuda, March 13, 2009 – CRM Holdings, Ltd. (“CRM” or “the Company”) (Nasdaq: CRMH), a provider of a full range of products and services for the workers’ compensation insurance industry, today announced that Daniel G. Hickey Jr. is stepping down as the Company’s Chairman and Chief Executive Officer, effective immediately. Concurrently, the Board has appointed James J. Scardino, current Chief Financial Officer, as Chief Executive Officer on an interim basis. He will serve as acting CEO until a permanent replacement for Mr. Hickey is named.

A committee of the CRM Board of Directors has been formed and is conducting the search for a new CEO.

Keith S. Hynes, current Deputy Chairman of the Board of Directors, will assume the role of acting non-executive Chairman.

“On behalf of the entire board and CRM’s employees, we want to thank Dan for his dedication and all of the contributions he has made since founding this company in 1999,” said Mr. Hynes. Mr. Hynes continued, “Under Dan’s vision and leadership, the Company has grown from a Poughkeepsie based third-party administrator of two professionals to its current status. During his tenure, the Company increased its book value and total assets substantially. His departure opens the door for new leadership at a time which the Board believes is the right time to move the Company forward to improve its performance with a focus on the core underwriting business. Dan’s legacy is his ability to attract capable, committed and talented insurance professionals. We wish him and his family the best.”

“The Board’s search will include candidates outside the Company,” said Mr. Hynes. “We fully expect this search will be concluded as expeditiously as is reasonable. We are focused on choosing the right candidate to guide the Company towards consistent growth opportunities while at the same time maintaining underwriting standards.”

Mr. Scardino, 55, has served as the Company’s Chief Financial Officer since August 2005. He has also served as Executive Vice President and Chief Financial Officer of Majestic Insurance Company, the Company’s primary insurance company, since July 2007, and as Chief Financial Officer of CRM and CRM of CA since August 2005. From 2003 to 2005, Mr. Scardino held the position of Senior Vice President, Finance with RSC Insurance Brokerage, Inc., where his responsibilities included financial management. From March 2000 until May 2003, Mr. Scardino was Executive Vice President of Allied American Insurance Agency, Inc., where he was responsible for program management. Mr. Scardino graduated from the University of California, Berkeley with a B.A. in Anthropology and holds an M.B.A. from the Amos Tuck School of Business at Dartmouth College.

Mr. Hynes, 56, has served as a member of the Board of Directors since November 2005 and was appointed Deputy Chairman in December 2006. Mr. Hynes served as a member of Majestic’s Board of Directors from November 2006 until January 2008. From September 1999 until his retirement in March 2007, Mr. Hynes served as Executive Vice President and Chief Financial Officer of Max Re Capital Ltd. From 1994 to 1999, Mr. Hynes held various senior management positions, including chief financial officer, at Renaissance Re Holdings, Ltd. From 1983 to 1994, Mr. Hynes held various positions, including chief financial officer, at Hartford Steam Boiler Inspection and Insurance Co. From 1978 to 1983, he held various positions at Aetna Life and Casualty Company. Mr. Hynes served as a director of Grand Central Re Ltd. from 2001 until 2007, and as a director of DaVinciRe Holdings Ltd. from 2001 to 2006. Mr. Hynes is a chartered financial analyst admitted to the CFA Institute. Mr. Hynes graduated from the State University of New York at Albany with a B.S. in math and computer science and holds an M.B.A. in Finance and Accounting from the Amos Tuck School of Business at Dartmouth College.

About CRM Holdings, Ltd.

CRM Holdings, Ltd. is a provider of workers’ compensation insurance products. Its main business activities include underwriting primary workers’ compensation policies, underwriting workers’ compensation reinsurance and excess insurance policies, and providing fee-based management and other services to self-insured entities. The Company provides primary workers’ compensation insurance to employers in California, Arizona, Florida, Nevada, New Jersey, New York, and other states. The Company reinsures some of the primary business underwritten and provides excess workers’ compensation coverage for self-insured organizations. CRM is also a provider of fee-based management services to self-insured groups in California. Further information can be found on the CRM Web site at www.CRMHoldingsLtd.bm.

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Contact Information:

Mark Collinson
CCG Investor Relations
10960 Wilshire Blvd., Ste. 2050
Los Angeles, CA 90024
(310) 954-1343

Forward-Looking statements

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). These statements are based on our current expectations and projections about future events and are identified by terminology such as “may,” “will,” “should,” “expect,” “scheduled,” “plan,” “seek,” “intend,” “anticipate,” “believe,” “estimate,” “aim,” “potential,” or “continue” or the negative of those terms or other comparable terminology.

All forward-looking statements involve risks and uncertainties. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. There are or may be important factors that could cause actual results to differ materially from the forward-looking statements we make in this document. Such risks and uncertainties are discussed in the Company’s Form 10-K for the year ended December 31, 2007 and in other documents filed by the Company with the Securities and Exchange Commission. We believe that these factors include, but are not limited to the following:

•	The cyclical nature of the insurance and reinsurance industry;

•	Premium rates;

•	Investment results;

•	Legislative and regulatory changes;

•	The estimation of loss reserves and loss reserve development;

•	Reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance;

•	The occurrence and effects of wars and acts of terrorism;

•	The effects of competition;

•	The possibility that the outcome of any litigation, arbitration or regulatory proceeding is unfavorable;

•	Failure to retain key personnel;

•	Economic downturns; and

•	Natural disasters.

These risks and others could cause actual results to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.

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